EXHIBIT 15.1

Date: December 30, 2003

Tower Semiconductor Ltd.
Migdal Ha'emek
Israel

We have made a review, in accordance with standards established by the Institute of Certified Public Accountants in Israel, of the unaudited interim consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and its subsidiary for the three and nine month periods ended September 30, 2003, as indicated in our report dated December 30, 2003, and for the three and nine month periods ended September 30, 2002, as indicated in our report dated October 30, 2002; because we did not perform an audit, we expressed no opinion on such interim financial statements.

We are aware that our report relating to the Company's unaudited interim consolidated financial statements for the three and nine month periods ended September 30, 2003 is being used in this Registration Statement (File No. 333-110486).

We also are aware that the aforementioned reports, pursuant to Rule 436 (c) under the Securities Act of 1933, are not considered a "part" of the Registration Statement prepared or certified by an accountant, or a "report" prepared or certified by an accountant, within the meaning of Sections 7 and 11 of that Act.

Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel